Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Viveve, Inc.,

Bering Growth Corporation

and

Bering Acquisition Corp.

May 3, 2013

i

4.12	Affiliate Transactions	18
4.13	Compliance with Laws; Permits	18
4.14	Validity of the Post-Domestication Parent Capital Stock	18
4.15	Books and Records	18
4.16	Real Property	19
4.17	Insurance	19
4.18	No Undisclosed Liabilities	19
4.19	Environmental Matters	19
4.20	Material Changes	19
4.21	Employee Benefit Plans	19
4.22	Employees	19
4.23	Intellectual Property	19
4.24	Tax Free Reorganization	20
4.25	Investment Company	20
4.26	Foreign Corrupt Practices	20
4.27	No Integrated Offering	20
4.28	Application of Takeover Provisions	20
4.29	Information	20
4.30	Full Disclosure	20
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		21
5.1	Conduct of Business by Parent and Merger Sub	21
5.2	Conduct of Business by the Company	21
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		21
6.1	Governmental Filings	21
6.2	Expenses	22
6.3	Due Diligence; Access to Information; Confidentiality	22
6.4	Tax Treatment	23
6.5	Press Releases	23
6.6	Parent Indemnification	23
6.7	Company Indemnification	24
6.8	Exclusive Remedy	24
6.9	Securities Reports	24
6.10	Company Interim Financial Statements	25
6.11	No Solicitation	25
6.12	Failure to Fulfill Conditions	25
6.13	Notification of Certain Matters	25
6.14	Section 14(f) Compliance	25
ARTICLE VII CONDITIONS		26
7.1	Conditions to Obligations of Each Party	26
7.2	Additional Conditions to Obligation of Parent and Merger Sub	26
7.3	Additional Conditions to Obligation of the Company	27

ARTICLE VIII TERMINATION		29
8.1	Termination	29
8.2	Expenses following Termination	30
ARTICLE IX GENERAL PROVISIONS		30
9.1	Notices	30
9.2	Survival	30
9.3	Interpretation	31
9.4	Severability	31
9.5	Amendment	31
9.6	Waiver	31
9.7	Miscellaneous	31
9.8	Counterparts; Facsimile Signatures	31
9.9	Third Party Beneficiaries	31
9.10	Governing Law	31
9.11	Jurisdiction; Service of Process	31
9.12	Disclosure in Schedules	32

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 3, 2013, by and among Viveve, Inc., a Delaware corporation (the “Company”); Bering Growth Corporation, a Cayman Islands exempted company incorporated with limited liability (“Parent”); and Bering Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent has agreed to deregister in the Cayman Islands and transfer its domicile pursuant to Section 206 of the Cayman Companies Law (2012 Revision) of the Cayman Islands (the “CCL”) and Article 157 of the articles of association of Parent and the domestication of Parent into a Delaware corporation (the “Domestication”) pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”) and will obtain the affirmative vote by way of a special resolution of Parent of two-thirds (2/3) of the voting shares of Parent Capital Stock who attend in person or by proxy and vote at an extraordinary general meeting of the members of Parent (the “Requisite Parent Stockholder Vote”), which will be obtained prior to Closing (as hereinafter defined) in accordance with the requirements of the CCL and the Pre-Domestication Parent Organization Documents (as defined herein);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement to its stockholders;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of the Company shall be converted into Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined); and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Parent, Merger Sub and the Company will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree to be legally bound as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1 Certain Definitions.

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Board of Directors” means the board of directors of the entity specified.

“CCL” Cayman Companies Law (2012 Revision) of the Cayman Islands.

“Certificate of Merger” means the certificate of merger to be filed in the State of Delaware in substantially the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.2(c).

“Code” has the meaning set forth in the Recitals of this Agreement.

“Company Capital Stock” means the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, representing all authorized capital stock of the Company prior to the Merger.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Financial Statements” has the meaning set forth in Section 3.7.

“Company Interim Financial Statements” has the meaning set forth in Section 6.10.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.9.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001, of the Company.

“Compensatory Plan” means (i) any employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) any compensatory equity interest, stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) any savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, in any case, to, under or with respect to which, Parent and/or Merger Sub has any actual or contingent obligation or liability.

“Convertible Securities” has the meaning set forth in Section 2.3(e).

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Determination Date” means the date the Loss is determined whether by court decision, agreement, or otherwise.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Domestication” has the meaning set forth in the Recitals of this Agreement.

“Effective Date” has the meaning set forth in Section 2.2(c).

“Effective Time” has the meaning set forth in Section 2.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Evaluation Material” has the meaning set forth in Section 6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.0241 (subject to such adjustment as may be required in order for the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time to represent ten percent (10%) of the basic shares of Parent Common Stock issued and outstanding immediately after the Effective Time before giving effect to any issuance of securities pursuant to the Private Placement).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnification Shares” has the meaning set forth in Section 6.6

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Laws” has the meaning set forth in Section 3.11(a).

“Lock-Up Period” means that period commencing on the date of this Agreement and continuing for a period of one (1) year following the Closing Date or such later date on which any claim covered under the indemnification provided by Section 6.6 has been finally adjudicated or otherwise resolved, provided that, if this Agreement is terminated prior to the Effective Date pursuant to Section 8.1 hereof, the Lock-Up Period shall terminate concurrently with the termination of this Agreement.

“Loss” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” has the meaning ascribed thereto in the Recitals of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock issuable following the Domestication in connection with and by virtue of the Merger to the holders of Company Capital Stock, based on the Exchange Ratio.

“Merger Sub Common Stock” means the shares of Merger Sub common stock, par value $0.0001

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Options” has the meaning set forth in Section 2.3(g).

“Parent Capital Stock” means the Parent Ordinary Shares and the Parent Preference Shares, representing all authorized share capital of Parent prior to the Domestication.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent following the Domestication.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Form 10” has the meaning set forth in Section 4.6(a).

“Parent Insiders” has the meaning set forth in Section 4.12.

“Parent Intellectual Property” has the meaning set forth in Section 4.23(a).

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.18.

“Parent Ordinary Shares” means the ordinary shares, par value $0.000128 per share, of Parent prior to the Domestication.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent Preference Shares” means preference shares, par $0.000128 per share, of Parent prior to the Domestication.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent following the Domestication.

“Parent Previous Filings” has the meaning set forth in Section 4.6(a).

“Parent Professional Fees” means the aggregate amount of up to $90,000, which includes the $40,000 non-refundable corporate finance fee previously paid by the Company to its placement agent in connection with the Private Placement and this Agreement, and actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Effective Date in connection with the preparation and negotiation of the Transaction Documents and the closing of the transactions contemplated hereby or thereby.

“Parent SEC Filings” has the meaning set forth in Section 4.6(a).

“Permits” has the meaning set forth in Section 3.11(b).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Post-Domestication Parent Organization Documents” has the mean set forth in Section 4.1.

“Pre-Domestication Parent Organization Documents” has the mean set forth in Section 4.1.

“Pre-Merger Company Shareholders” means the holders of Company Capital Stock immediately prior to the Merger.

“Pre-Merger Parent Controlling Shareholders” means the controlling holders of Parent Common Stock immediately prior to the Merger who are identified in Section 6.6 hereof.

“Private Placement” has the meaning set forth in Section 7.3(j).

“Private Placement Memorandum” has the meaning set forth in Section 3.14.

“Registrar” has the meaning set forth in Section 4.5.

“Representatives” has the meaning set forth in Section 6.3(a).

“Required Consents” has the meaning set forth in Section 3.2.

“Requisite Company Stockholder Vote” has the meaning set forth in Section 3.2.

“Returns” has the meaning set forth in Section 4.10(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stock Option Plan” has the meaning set forth in Section 2.3(g).

“Stockholder Questionnaire” has the meaning set forth in Section 7.2(f).

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Transaction Documents” means this Agreement and the documents evidencing the Private Placement.

“Warrants” has the meaning set forth in Section 2.3(f).

ARTICLE II

MERGER

2.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Merger Sub will merge with and into the Company, and (ii) the Company will remain the surviving corporation in the Merger as a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.2 Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with law, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.

(b) Parent, the Company and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of Article VII and Article VIII hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before July 30, 2013 (the “Closing Date”) by electronic communication at such time and place as the Company and Parent mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto. On the Closing Date or as soon thereafter as practicable to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.3 Effect on Company Capital Stock and Merger Sub Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.3 and Dissenting Shares) shall automatically be converted into and exchangeable for that number of fully paid and nonassessable shares of Parent Common Stock equal to the number of shares of Company Capital Stock multiplied by the Exchange Ratio, such that the post-Merger capital structure of Parent shall be as set forth in Exhibit B hereto;

(b) No fraction of a share of Parent Common Stock will be issued pursuant to Section 2.3(a), but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

(c) All shares of Company Capital Stock held at the Effective Time by the Company as treasury stock or otherwise, if any, will be cancelled and extinguished and no payment will be made with respect to those shares;

(d) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, which shall represent all of the issued and outstanding shares of common stock of the Surviving Company immediately following the Effective Time; and

(e) At the Effective Date, Parent shall assume the rights and obligations under all outstanding convertible debt securities (the “Convertible Securities”), if any, issued by the Company as set forth on Schedule 2.3(e). The Convertible Debt Securities shall be assumed in accordance with their terms and conditions. Each Convertible Security shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of Parent Common Stock (in either event, rounded up to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Convertible Security is convertible immediately prior to the Effective Date. All references in the Convertible Debt Securities to the Company or Company Capital Stock shall be deemed to be references to Parent and Parent Common Stock, respectively.

(f) At the Effective Time, Parent shall assume the rights and obligations under the Company’s outstanding warrants (the “Warrants”), if any, to purchase Company Capital Stock as set forth on Schedule 2.3(f). The Warrants shall be assumed in accordance with their terms and conditions. Each Warrant shall, from and after the Effective Time, evidence the right to purchase a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Warrant is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio. The new exercise price of the Warrants shall be determined by dividing the exercise price of the Warrants immediately prior to the Effective Date by the Exchange Ratio. All references in the Warrants to the Company and Company Capital Stock shall be deemed to be references to Parent and Parent Common Stock, respectively, after giving effect to the adjustments pursuant to this Section 2.3(f).

(g) At the Effective Date, Parent shall assume all of the Company’s rights and obligations under the options to purchase Company Capital Stock, pursuant to the Company’s Amended and Restated 2006 Incentive Award Plan (the “Stock Option Plan”), that are outstanding immediately prior to the Effective Time, which stock options are disclosed in Schedule 2.3(g) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired (collectively the “Options”). The Options shall be assumed in accordance with the terms and conditions of the Stock Option Plan, except that, from and after the Effective Time: (i) all actions to be taken under the Stock Option Plan or the Options by the Company’s Board of Directors shall be taken by the Board of Directors of Parent or a committee thereof, (ii) each Option shall evidence the right to purchase a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Options are exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the new option price for each share of Parent Common Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Time by the Exchange Ratio (rounded to the nearest cent) and (iv) all references in the Options and the Stock Option Plan to the Company and Company Capital Stock shall be deemed to be references to Parent and Parent Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii) above. Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an “incentive stock option” under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation §1.425-1(a)(1)(i), the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation. Parent agrees to use its best efforts to take such other steps as are necessary to ensure that those Options which are deemed “incentive stock options” under Section 422 of the Code remain “incentive stock options.”

2.4 Rights of Holders of Certificates Evidencing Company Capital Stock. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Company Capital Stock (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.3(a) above. The record holder of each such outstanding certificate representing shares of Company Capital Stock, shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Capital Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Capital Stock on the Effective Time.

2.5 Procedure for Exchange of Company Capital Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Capital Stock (except Dissenting Shares), upon surrender of such certificates to the Secretary of Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Capital Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any former holder of shares of Company Capital Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Capital Stock shall be cancelled. If there is a transfer of Company Capital Stock ownership that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (i) upon presentation to the Secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable, and (iii) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Common Stock that will result from the Merger.

(b) All shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(c) Any shares of Parent Common Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Parent of a written opinion of counsel for the holder reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws. Restrictive legends shall be placed on all certificates representing shares of Parent Common Stock, issued in the Merger, substantially as follows:

(d) NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(e) In the event any certificate for Company Capital Stock or any certificate or similar instrument evidencing Warrants shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6 Dissenting Shares. Shares of Company Capital Stock held by stockholders of the Company who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or failed to perfect or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock, as provided in Section 2.3 above. The Company shall provide Parent with (i) prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company, and no funds or other property will be provided by Merger Sub.

2.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of the Company immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Parent, Merger Sub and the Pre-Merger Parent Controlling Shareholders as follows:

3.1 Organization and Qualification. The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of the Company that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company.

3.2 Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of a majority of votes that holders of the outstanding shares of Company Capital Stock, are entitled to cast (the “Requisite Company Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally. Except for (i) approvals under applicable Blue Sky laws and filing of Form D with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware and (iii) the consents set forth on Schedule 3.2 (the “Required Consents”), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3 No Conflicts. The Company is not subject to, or obligated under, any provision of (i) its certificate of incorporation or bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4 Capitalization.

(a) As of the date hereof, the Company is authorized to issue (i) 612,000,000 shares of Company Common Stock, of which 6,555,305 shares are issued and outstanding as of the date of this Agreement; (ii)

251,543,626 shares of Company Preferred Stock, of which 24,543,626 shares are designated Company Series A Preferred Stock and 227,000,000 share are designated Company Series B Preferred Stock, of which 23,863,301 and 171,199,348 are issued and outstanding as of the date of this Agreement, respectively. At the Effective Time, the Company will be authorized to issue 900,000,000 shares of Common Stock, of which 6,555,305 shares will be issued and outstanding. The issued and outstanding shares of Company Capital Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. As of the date hereof, an aggregate of 56,661,994 shares of Company Common Stock were subject to issuance pursuant to Options granted under the Stock Option Plan. All shares of Company Common Stock subject to issuance under the Stock Option Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, an aggregate of 24,299,964 shares of Company Common Stock were subject to issuance pursuant to Warrants. All shares of Company Common Stock subject to issuance under the Warrants, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Other than as described in Schedule 3.4(a), the Company has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by the Company of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of Company Capital Stock or other securities of the Company of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of Company Capital Stock or other securities.

(b) The Company does not have, and on the Effective Date, will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity and does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on Schedule 3.4(b), the Company is not a party to, and, to the Company’s Knowledge, there do not exist any voting trusts, proxies, or other contracts with respect to the voting of shares of Company Capital Stock.

3.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Company or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6 Brokers or Finders. Other than as set forth on Schedule 3.6, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7 Financial Statements. The Company has made available to Parent the audited balance sheets of the Company as of December 31, 2011 and December 31, 2012, and the related statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended (the “Company Financial Statements”). The Company Financial Statements were complete and correct in all material respects as of their date and prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements.

3.8 Books and Records. The books of account, minute books, stock record books, and other records of the Company, complete copies of which have been made available to Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company or its counsel.

3.9 No Undisclosed Liabilities. Except as reflected on Schedule 3.9 or in the audited balance sheet of the Company at December 31, 2012 (the “Company Latest Balance Sheet”), the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business, or (ii) liabilities under this Agreement.

3.10 Material Changes. Since the date of the latest Company Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not altered its method of accounting, and (iii) except as set forth in Schedule 3.10, the Company has not issued any equity or equity-linked securities.

3.11 Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of the Company has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any governmental authority (collectively, “Laws”). No investigation, audit or review by any governmental authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any governmental authority notified the Company of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) The Company holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12 Tax Free Reorganization. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger, taken together with the subsequent merger of the Company with and into Parent, from qualifying as a reorganization under Section 368(a) of the Code.

3.13 Information. All of the information provided by, or on behalf of, the Company regarding the Company or any of their respective officers, directors, employees, agents or other representatives, to the Parent or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

3.14 Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) and all statements made by the Company in its definitive final private placement memorandum (and all amendments or supplements thereto but excluding any draft Current Report on Form 8-K attached as an exhibit thereto) used in the connection with the Private Placement (the “Private Placement Memorandum”) are true and correct in all material respects, and such representations and warranties in the Agreement or statements made in the Private Placement Memorandum, do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on the Company, or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby. There is no material fact of which the Company has Knowledge that has not been disclosed in the Private Placement Memorandum.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub (i) is and on the Effective Date will be a legal entity duly organized or incorporated (as applicable), validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization or incorporation (as applicable), (ii) has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted and (iii) is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Company. Parent (A) has heretofore made available to the Company accurate and complete copies of its memorandum of association and articles of association, each as amended and in effect as of the date of this Agreement (the “Pre-Domestication Parent Organization Documents”) and the certificate of incorporation and bylaws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”) and (B) will, on or prior to the Closing, make available to the Company its successor’s Delaware certificate of incorporation and bylaws in effect as of the Effective Time after giving effect to the Domestication (the “Post-Domestication Parent Organization

Documents” and together with the Pre-Domestication Parent Organization Documents, the “Parent Organization Documents”). Neither Parent nor Merger Sub is in violation of any Parent Organization Document or Merger Sub Organization Document, as the case may be.

4.2 Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub. Subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the adoption of the Domestication by a special resolution of Parent being the affirmative vote of two-thirds (2/3) of the votes of those who attend in person or by proxy and vote at an extraordinary general meeting of the members of Parent, obtained prior to Closing, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (i) approvals under applicable Blue Sky laws and the filing of Form D with the SEC and (ii) the filing of the Certificates of Merger and Domestication with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (i) their respective certificates of incorporation or bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit, nor (iv) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4 Capitalization.

(a) As of the date hereof, Parent is authorized to issue 781,250 shares of Parent Preference Shares, and 39,062,500 shares of Parent Ordinary Shares, of which no shares and 3,767,075 shares are currently issued and outstanding, respectively. The issued and outstanding shares of the share capital of Parent are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or applicable law or regulation and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of the Parent Capital Stock.

(b) As of the Effective Date, following the Domestication, Parent will be authorized to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 will be shares of Parent Common Stock, and 10,000,000 will be shares of Parent Preferred Stock. Immediately prior to the Effective Time, 1,255,692 shares of Parent Common Stock and no shares of Parent Preferred Stock will be issued and outstanding. The issued and outstanding shares of Parent Common Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or applicable law and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind.

(c) Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding. Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are no commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind (contingent or otherwise) outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time.

(d) Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(e) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

4.5 Government Approvals. Except for (i) compliance with the applicable requirements of the Exchange Act, (ii) the filing of all necessary documents with the Registrar of Companies of the Cayman Islands (the “Registrar”) pursuant to the CCL and the Delaware Secretary of State pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any governmental authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

4.6 Exchange Act Reports; Financial Statements.

(a) Except as set forth on Schedule 4.6(a), since the filing of Parent’s Registration Statement on Form 10 on December 4, 2006 (the “Parent Form 10”), Parent has filed all reports, forms, financial statements and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b) Except as set forth on Schedule 4.6(b), the financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present in all material respects the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.7 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub, or Parent’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Parent, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Parent, Merger Sub, or Parent’s officers, directors, or employees, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8 Subsidiaries. Merger Sub is Parent’s only subsidiary, direct or indirect. Parent owns all of the outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 No Brokers or Finders. None of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.10 Tax Matters.

(a) (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Returns”), required to be filed by it in respect of any Taxes; (ii) all such Returns are complete and accurate in all material respects; (iii) each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a Return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g) Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor Merger Sub has requested any extension of time within which to file any Return, which return has not since been filed.

4.11 Contracts and Commitments. Except as contemplated herein or as set forth on Schedule 4.11, Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to Parent or its business.

4.12 Affiliate Transactions. No officer, director or employee of Parent, or any member of the immediate family of any such officer or director or employee, or any entity in which any of such persons owns any beneficial interest (collectively “Parent Insiders”), has any agreement with Parent or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent. Except as set forth on Schedule 4.12, Parent is not indebted to any Parent Insider (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent (except for cash advances for ordinary business expenses). For purposes of this Section 4.12, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.13 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of Parent and Merger Sub have not been, and as of the Effective Date will not be conducted in violation of any applicable Laws. No investigation, audit or review by any governmental authority with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent, threatened, nor has any governmental authority notified Parent or Merger Sub of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Parent and/or Merger Sub have not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) Parent has no Permits from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

(c) To the Knowledge of Parent, neither Parent nor Merger Sub has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption Law.

4.14 Validity of the Post-Domestication Parent Capital Stock. The shares of Parent Common Stock to be issued to holders of Company Capital Stock, pursuant and by virtue of the Merger, will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and encumbrances and, provided that the information set forth in each Stockholder Questionnaire is accurate in all material respects, not issued in violation of any applicable law or regulation.

4.15 Books and Records. The books of account, minute books, stock record books, and other records of Parent, complete copies of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent or its counsel.

4.16 Real Property. Parent does not own, lease or use any real property.

4.17 Insurance. Parent does not own or maintain any insurance policies.

4.18 No Undisclosed Liabilities. Except as reflected in the audited balance sheet of Parent at June 30, 2011 for the twelve (12) months ended as on such date (the “Parent Latest Balance Sheet”), Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise). Parent will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) at Closing. Merger Sub has and at Closing will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

4.19 Environmental Matters. None of the operations of Parent involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.20 Material Changes. Since the date of the latest Parent Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent Financial Statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Parent has not altered its method of accounting, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities.

4.21 Employee Benefit Plans. Neither Parent nor Merger Sub sponsors, maintains or has any obligation or liability under, or has at any time sponsored, maintained or had any obligation under, any Compensatory Plan.

4.22 Employees. Except as disclosed in the Parent SEC Filings, neither Parent nor Merger Sub has any employees and none of Parent or Merger Sub has any obligation or liability to any current or former officer, director, employee or Affiliate of Parent. Each individual providing services to the Company has been properly classified as an employee or a non-employee service provider with respect to the Company for all purposes under applicable law. No current or former employee, consultant or director of Parent or Merger Sub owes any indebtedness to Parent, Merger Sub or their Affiliates. Neither Parent nor Merger Sub is or has ever been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Parent, attempting to represent, any employee of Parent or Merger Sub.

4.23 Intellectual Property.

(a) Parent does not own or license the right to use any (i) patents, (ii) copyrights, (iii) trademarks, (iv) know-how, or (v) software (collectively, the “Parent Intellectual Property”).

(b) To Parent’s Knowledge, Parent is not infringing upon the intellectual property or proprietary rights of any Person. There are no claims pending or, to Parent’s Knowledge, threatened alleging that Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any Person.

(c) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.24 Tax Free Reorganization. Neither Parent nor, to Parent’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger, taken together with the subsequent merger of the Company with and into Parent, from qualifying as a reorganization under Section 368(a) of the Code.

4.25 Investment Company. Neither Parent nor Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.26 Foreign Corrupt Practices. None of Parent, Merger Sub or any director, officer, or, to the Knowledge of Parent, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

4.27 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of the Merger Consideration to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

4.28 Application of Takeover Provisions. There is no control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Parent Organization Documents, the Merger Sub Organization Documents, the CCL, or the DGCL applicable to the transactions contemplated hereby, including the Merger and Parent’s issuance of shares of Parent Common Stock to the stockholders of the Company. Parent has never, and as of the Effective Date, will have never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

4.29 Information. All of the information provided by, or on behalf of, Parent or Merger Sub regarding Parent, Merger Sub or any of their respective officers, directors, employees, agents or other representatives, to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

4.30 Full Disclosure. The representations and warranties of Parent and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or materially adversely affect the ability of Parent or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, except as required in connection with the Domestication and unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither Parent nor Merger Sub shall, directly or indirectly, (i) amend the Post-Domestication Parent Organization Documents or Merger Sub Organization Documents, as the case may be, (ii) split, combine or reclassify any outstanding shares of Parent Capital Stock, (iii) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the Parent Capital Stock, (iv) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Parent’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (v) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Parent’s past custom and practice, (vi) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of Parent securities outstanding on the date of this Agreement or payment of stock dividends, (vii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (viii) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Returns or (ix) adopt any Compensatory Plan or hire or materially increase the existing compensation of any employee, consultant, director or other service provider.

5.2 Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless Parent shall otherwise agree in writing or except as set forth in Schedule 5.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, the Company shall not, directly or indirectly, (i) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained (ii) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (iii) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of Company Capital Stock, except in connection with (A) the exercise of Options outstanding on the date of this Agreement or as contemplated by this Agreement or (B) the issuance of awards under the Stock Option Plan, or (iv) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2 Expenses. The Company shall pay $20,000 of the Parent Professional Fees upon the execution of this Agreement, with the balance to be paid at Closing, less the $40,000 that the Company has previously paid to its placement agent as a non-refundable corporate finance fee in connection with the Private Placement and this Agreement.

6.3 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, Parent shall afford to the Company and its authorized representatives the opportunity to conduct and complete a due diligence investigation of the Parent as described herein. In light of the foregoing, Parent shall make available (together with the right to copy) to the Company and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Company may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Parent; provided, however, that the foregoing rights granted to the Company shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Parent set forth herein.

(b) The Company agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Company agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Company agrees that it will, within ten (10) days of the Parent’s request, re-deliver all copies of Parent’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by Parent with the SEC under cover of Form 8-K.

(d) Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Company nor any of its Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from Parent in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i) is or becomes generally available to the public other than as a result of an act or omission by the Company, its affiliates or Representatives;

(ii) was available to the Company on a non-confidential basis prior to its disclosure;

(iii) becomes available to the Company on a non-confidential basis from a source other than Parent or its agents, advisors or Representatives;

(iv) developed by the Company independently of any disclosure by Parent; or

(v) is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the Company shall consult with Parent prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.4 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code and file all Returns accordingly, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a) of the Code. Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Mergers to qualify, and will not take any actions which could reasonably be expected to prevent the Mergers from qualifying, as a “reorganization” under Section 368(a) of the Code.

6.5 Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6 Parent Indemnification. Subject to the other provisions of this Section 6.6, the Pre-Merger Parent Controlling Shareholders agree to indemnify the Company and each of the officers, agents, and directors of the Company and the Pre-Merger Company Shareholders as of the date of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article IV of this Agreement. Notwithstanding the forgoing, in no event shall each Pre-Merger Parent Controlling Shareholder’s total liability for Losses pursuant to this Section 6.6 exceed (and shall be capped at) the number of shares of Parent Ordinary Shares listed below, representing one half (1/2) of the total amount of Parent Ordinary Shares held by such shareholder on the Closing Date (subject to any reverse split or other recapitalization event, including in connection with the Domestication) (the “Indemnification Shares” ). For purposes of valuing the Indemnification Shares for purposes of this Section 6.6, the Indemnification Shares shall be deemed to have a price per share equal to the purchase price of Parent Common Stock in the Private Placement. For the avoidance of doubt, the obligations of the Pre-Merger Parent Controlling Shareholders pursuant to this Section 6.6 will be satisfied solely with the Indemnification Shares and under no circumstances will the Pre-Merger Parent Controlling Shareholders be obligated to satisfy their obligations under this Section 6.6 with cash or any other assets other than the Indemnification Shares.

Nautilus Global Partners, LLC	390,625
Skyline Investors, LLC	1,245,960
Dayspring Capital, LLC	138,440
Total:	1,775,025

The Pre-Merger Parent Controlling Shareholders shall not be obligated to pay for any Losses under this Section 6.6 until the amount of all such Losses exceeds, in the aggregate, $25,000, in which case the Pre-Merger Parent Controlling Shareholders shall be liable for all such Losses up to each Pre-Merger Parent Controlling Shareholders’ Indemnification Shares. In satisfying its indemnification obligations under this Section 6.6, each Pre-Merger Parent Controlling Shareholder shall surrender to the Company for cancellation that number of Indemnification Shares equal to such Pre-Merger Parent Controlling Shareholder’s pro rata portion of the dollar amount of the Loss (calculated by utilizing each such Pre-Merger Parent Controlling Shareholder’s percentage ownership of the total amount of Indemnification Shares) divided by the purchase price of Parent Common Stock in the Private Placement. The parties hereto agree that should a Pre-Merger Parent Controlling Shareholder surrender all of its Indemnification Shares pursuant to this Section 6.6, such Pre-Merger Parent Controlling Shareholder shall have no further liability pursuant to this Agreement for any reason.

Each Pre-Merger Parent Controlling Shareholder further agrees that, during the Lock-Up Period, each shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of its Indemnification Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Indemnification Shares, without, in each case, the prior written consent of the Company. Each Pre-Merger Parent Controlling Shareholder hereby consents to the imposition of a legend on any certificate(s) representing Indemnification Shares, at the request of the Company, referencing the lock-up restriction provided by this paragraph.

The indemnification provided for in this Section 6.6 shall become effective on the Closing Date and shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one (1) year following the Closing.

6.7 Company Indemnification. Subject to the other provisions of this Section 6.7, the Company agrees to indemnify the Pre-Merger Parent Controlling Shareholders and each of the officers, agents, and directors of the Pre-Merger Parent Controlling Shareholder against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement. Notwithstanding the forgoing, in no event shall the Company’s total liability for Losses pursuant to this Section 6.7 exceed (and shall be capped at) $125,000. The Company shall not be obligated to pay for any Losses under this Section 6.7 until the amount of all such Losses exceeds, in the aggregate, $15,000, in which case the Company shall be liable for all such Losses up to such maximum amount. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one (1) year following the Closing.

6.8 Exclusive Remedy. The Pre-Merger Parent Controlling Shareholders and the Company each acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 6.6 and Section 6.7. In furtherance of the foregoing, each of Pre-Merger Parent Controlling Shareholders and the Company hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in Section 6.6 or Section 6.7.

6.9 Securities Reports. Prior to the Closing, Parent will have filed with the SEC all reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date, including, without limitation, those delinquent filings set forth on Schedule 4.6(a). All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date, to the extent such reports and other documentation are not publicly available on EDGAR, prior to filing with the SEC.

6.10 Company Interim Financial Statements. Prior to Closing, the Company will have furnished to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in a periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Exchange Act (“Company Interim Financial Statements”). The Company Interim Financial Statements will be prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Interim Financial Statements.

6.11 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 8.1 (i)neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination involving Parent and (ii) neither Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any shell company (as defined in the Exchange Act) concerning any merger, sale of capital stock, sale of substantial assets or other business combination. Both Parent and the Company will promptly notify the other if it receives a proposal or inquiry with respect to the matters described above.

6.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.13 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.14 Section 14(f) Compliance. Prior to the Closing, the Company will supply Parent with all information with respect to the Company and its nominees, officers, directors and Affiliates as reasonably requested by Parent in order for Parent to comply with Section 14(f) and Rule 14f-1 of the Exchange Act.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Company Stockholder Vote.

(c) Section 14(f) Compliance. Ten (10) days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed by Parent with the SEC and transmitted to the stockholders of Parent in accordance with Rule 14f-1.

(d) Adverse Proceedings. There shall not be threatened in writing, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Parent or Merger Sub or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Sub or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

7.2 Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of the Company contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Officers’ Certificate. The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of the Company, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c) Secretary’s Certificate. The Company shall have furnished to Parent (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a day within five (5) business days prior to the Closing Date.

(d) Consents and Approvals. The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein shall not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(e) Merger Certificate. The Company shall have executed a copy of the Certificate of Merger.

(f) Stockholder Questionnaire. Each of the stockholders of the Company shall have executed and delivered to Parent a completed stockholder qualification questionnaire in the form reasonably acceptable to both Parent and the Company (a “Stockholder Questionnaire”) accurate in all material respects and attesting that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, and either (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and the Company to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

(g) Parent Professional Fees. The Company shall have paid the Parent Professional Fees at Closing.

7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Diligence. The Company shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of Parent and Merger Sub.

(b) Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Parent and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(c) Domestication. Prior to the Closing and consummation of the transactions contemplated hereby and thereby, Parent shall have effected the Domestication whereby Parent shall be converted from a Cayman Islands exempted corporation to a Delaware corporation, pursuant to Section 206 of the CCL and Section 388(h) of the DGCL, through the filing of a certificate of domestication and certificate of incorporation duly approved and authorized in the manner provided for by the Pre-Domestication Parent Organization Documents, subject to Parent’s compliance with Regulation 14C or 14A under the Exchange Act, such that its capitalization shall be as set forth in Section 4.4(b) hereof. In connection with the Domestication, the name of Bering Growth Corporation shall be changed to “Viveve Corporation”.

(d) Officers’ Certificate. Parent shall have furnished to the Company a certificate of the Principal Executive Officer and Principal Financial Officer of Parent, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.3(a) and the obligations set forth in Section 7.3(c) have been fulfilled.

(e) Secretary’s Certificate. Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date, the Domestication and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the certificates of domestication and incorporation of Parent, certified by the Secretary of State of Delaware, (B) the certificate recognizing the Domestication issued by the Registrar and (C) the certificate evidencing the good standing of Parent issued by the Secretary of State of Delaware as of a day within five (5) business days prior to the Closing Date.

(f) Consents and Approvals. Parent and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein shall not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent.

(g) Stock Option Plan Approval. Parent shall have obtained shareholder approval of the Company’s Stock Option Plan subject to and in accordance with Regulation 14C or 14A under the Exchange Act.

(h) Directors and Officers of Parent. The Board of Directors of Parent shall have taken, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, the following actions, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent the persons who were directors of the Company immediately prior to the Closing; and (ii) appoint as the officers of Parent those persons who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company. Immediately after the Effective Time, the newly constituted board of directors of Parent will appoint the officers of the Company immediately prior to the Effective Time as the officers of Parent. The newly-appointed directors and officers of Parent shall hold office for the term specified in, and subject to the provisions contained in, the Post-Domestication Parent Organization Documents and applicable law.

(i) Resignations. Each of the officers and directors of Parent immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Parent effective immediately after the Effective Time.

(j) Private Placement. Prior to the Closing, the Company shall have in escrow, an amount, mutually agreed upon by the Company and Parent, in aggregate gross proceeds received pursuant to a private placement (the “Private Placement”) of Parent Common Stock conducted in compliance with Regulation D under the Securities Act on terms satisfactory to the Company in its sole discretion; and the conditions to closing such Private Placement shall have been satisfied.

(k) Parent Liabilities. Except for Parent Professional Fees, Parent shall have no liabilities.

(l) Dissenters’ Rights. Holders of no more than ten (10) percent of the outstanding shares of Company Capital Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

(m) Opinion of Counsel. The Company shall have received the opinion(s) of counsel to Parent and Merger Sub acceptable to the Company in its sole discretion.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Date:

(a) by mutual consent of the Company and Parent, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b) by Parent, if any representation of the Company set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c) by the Company, if any representation of Parent set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d) by Parent, if the Company fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e) by the Company, if Parent fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied; or

(f) by either the Company or Parent if the Closing Date is not on or before July 30, 2013 or such later date as the Company and Parent may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

8.2 Expenses following Termination. Upon a termination occurring pursuant to Section 8.1 (other than pursuant to Sections 8.1((c) or (e)), the Company will reimburse Parent for all unpaid Parent Professional Fees incurred pursuant to Section 6.2.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Viveve, Inc. 150 Commercial Street Sunnyvale, CA 94086 Facsimile: 408-530-1919 Telephone: 408-530-1900 Attn: Patricia Scheller

With copies to:	Richardson & Patel LLP 405 Lexington Avenue, 49th Floor New York, NY 10174 Facsimile: 917-591-6898 Telephone: 212-931-8700 Attn: Kevin Friedmann, Esq.

If to Parent or Merger Sub:	c/o Maxim Group, LLC 405 Lexington Avenue, 2nd Floor New York, NY 10174 Facsimile: 212-895-3697 Telephone: 212-895-3783 Attn: Karl Brenza

With copies to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 Facsimile: 585.232.2152 Telephone: 585.231.1186 Attn: Daniel R. Kinel, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2 Survival. All of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered by Parent, Merger Sub and the Company pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date for a period of one (1) year.

9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6 Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9 Third Party Beneficiaries. Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and, only with respect to Section 6.7, the Pre-Merger Parent Controlling Shareholders.

9.10 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

VIVEVE, INC.

By:	/s/ Patricia Scheller
Name:	Patricia Scheller
Title:	Chief Executive Officer

BERING GROWTH CORPORATION

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Chief Executive Officer

BERING ACQUISITION CORP.

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	President

Acknowledged and Agreed as to Section 6.6 only:

NAUTILUS GLOBAL PARTNERS, LLC		DAYSPRING CAPITAL, LLC

By:	/s/ Joseph Rozelle	By:	/s/ Karl Brenza
Name:	Joseph Rozelle	Name:	Karl Brenza
Title:	President	Title:	Managing Member

SKYLINE INVESTORS, LLC

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]